Exhibit 16.1

October 9, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated October 9, 2017 of Xplore Technologies Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the fiscal years ended March 31, 2017 and 2016. We cannot confirm or deny that the appointment of GBH CPAs, PC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,
PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP
Austin, Texas